EXHIBIT 99.01

Shopping.com Ltd.

Conference Call Held on April 27, 2005 Reporting Financial Results for the Quarter Ended March 31, 2005

Lynn Brinton (Vice President, Corporate Communications)

Good afternoon and thank you for joining us today on Shopping.com’s first quarter 2005 earnings call. This call is also being broadcast over the web and can be accessed from the investor relations section of the company’s website at www.shopping.com. With me on today’s call are Dan Ciporin, Chairman and Chief Executive Officer of Shopping.com; Greg Santora, Chief Financial Officer and Lorrie Norrington, who will join Shopping.com as President and CEO on June 1.

We would like to remind you that during the course of this conference call Shopping.com’s management will make forward-looking statements, including predictions and estimates that involve a number of risks and uncertainties. Actual results may differ materially from any future performance suggested in the Company’s forward-looking statements. We refer you to the Company’s SEC filings, including its annual report on Form 10K for important risk factors that could cause actual results to differ materially from those contained in any forward looking statement. We expressly disclaim any obligation to update this forward-looking information.

Throughout this call Shopping.com will be referring to our GAAP financial results as well as non-GAAP measures. These non-GAAP measures are not in accordance with, or an alternative to, GAAP financial measures and may be different from pro forma measures used by other companies. The Company has provided a clear reconciliation between GAAP Net Income, Adjusted Net Income and Adjusted EBITDA with the financial statements attached to the earnings release.

A replay of this call will be available on the IR section of the Shopping.com website starting later this afternoon.

And now I’d like to turn the call over to Dan Ciporin. Dan?

Daniel Ciporin (Chief Executive Officer)

Thanks Lynn, and thanks to everyone joining us today on the call.

The first quarter of 2005 was one of strong financial results and significant operational progress for Shopping.com. The company posted revenue of $28.9 million and net income of $3.9 million. This represents revenue growth of 38%, and net income growth of 72% year over year. We are making strong progress against growth in the core business and growth in new channels by leveraging the power of our platform internationally and moving beyond consumer product goods.

Unlocking the power of informed choice – by creating one global hypermarket where consumers can quickly and easily find any product they want to buy with the widest range of options associated with it: price, brand, merchant, etc. – is the underpinning of our vision and the driver of our growth on a global basis.

As ecommerce continues to mature, consumer and merchant expectations evolve and remain key drivers of our growth.

Consumers increasingly seek a more comprehensive, structured shopping experience that ensures informed purchase decisions; this is reflected in record traffic to the site this past quarter.

According to ComScore, we continue to lead the comparison shopping sector with nearly 24 million unique visitors in March, an increase of 30 percent year over year, and we remain a strong number 3 in ecommerce overall, behind eBay and Amazon.

While traffic is a leading indicator of consumer enthusiasm for the service, revenue per lead is one of the most important indicators of our value to merchants. As merchants seek greater accountability for and return on their marketing and customer acquisition investments, they turn to Shopping.com because of our industry-leading conversion to sale. This is reflected in strong growth in average revenue per lead this quarter.

One of the most meaningful ways we improve conversion to sale and enhance the user experience on Shopping.com is by productizing our categories. In this process we combine our proprietary structuring technology with human intelligence to create the largest online global catalog. This allows meaningful apples-to-apples product comparisons, customizable to each consumers’ unique requirements, with the same degree of intuitive, structured presentation critical to converting browsers into buyers.

During Q1 we made strong progress in this area as we productized more than 60 new categories including shoes, fragrances and musical instruments. As an example, we believe our shoe category is now the best shopping experience of its kind on the web. It provides an unmatched level of shopping detail on everything from hot new products like the Nike Airmax sneaker to wedge sandals from Kate Spade.

It’s important to remember that as we productize categories, the number of leads within that category typically decreases, but conversion to sale increases making those leads much more valuable to our merchants. This was clearly the case for us with shoes — leads have gone down, but the conversion rate of those leads has increased almost 30% after we productized the category.

In addition to productizing categories, we told you that we planned to leverage our differentiated platform beyond consumer product goods to services such as mortgages and travel. We are excited about the extension from products to services and believe that it is a great example of how we will continue to expand our market opportunity.

To this end we have made great progress on mortgages and plan to beta launch within the next several weeks a comparison shopping service in this sector that provides a level of information and choice for consumers that is unprecedented.

Even on a beta basis we expect our differentiation to be clear, based on our vision that the Internet and our proprietary platform in particular, should offer consumers the greatest degree of flexibility and choice in making purchase decisions. At the time of our beta launch, Shoppers will receive useful, detailed information on lenders in all 50 states without handing over any of the shopper’s personal information.

We also remain on track to deliver the hotel portion of our travel offering by this summer.

On last quarter’s call we described the ways that we intend to grow our business, and I’m pleased to say that while posting very strong financial results in Q1 we also consistently delivered against our growth commitments. I’ve already discussed category expansion and productization, and now I want to give you an update on international expansion.

As previously mentioned, we view the global opportunity as vast for Shopping.com and capitalizing on the international opportunity as critical to the long-term growth of the company. Our vision is one of a true global ecommerce market, providing a borderless, uniform platform that connects buyers and sellers seamlessly.

Now in our fifth year, we remain a leading comparison shopping site in the United Kingdom and continue to strengthen our offering in this critical market.

During Q1 we also delivered on our promise to quickly expand geographically with our launch of Shopping.com in France. In many ways, given the complexity of the European market – in terms of merchants and consumers – the power of our comparison shopping platform becomes even more compelling. For the first time ever, true cross border commerce is available to consumers and merchants in France enabled by our global product catalog, the accessibility and transparency of massive amounts of ecommerce data and our intuitive, structured presentation of this information. While our French service is still only a few weeks old, we are extremely encouraged by its initial traction. Traffic to the site is above plan; we already have signed nearly all of the top 50 merchants in France, and interest in the service is very high.

Partnerships to extend the reach of our platform to both merchants and consumers have been important not only for their impact on critical metrics but also for the implied validation of our vision and offering. Within weeks of launching our site in France we were pleased to announce that AOL France chose Shopping.com to power their online shopping experience in that market. This means that more than 3.5 million AOL visitors have access to Shopping.com’s global product catalog through AOL France’s member services and the AOL France site.

Based on our financial results and progress on growth initiatives it’s evident that Shopping.com is delivering on its commitments to merchants, consumers and investors. I’ll now turn the call over to Greg to review our financials before discussing our guidance and taking your questions.

Greg Santora (Chief Financial Officer)

Thanks Dan.

We are very pleased with our financial results for the first quarter of 2005. Before I get into the numbers, I want to remind you about the seasonality of our business. Typically, our first quarter can be between 15% and 20% lower than the fourth quarter holiday shopping season. The second and third quarters usually remain fairly flat with the first quarter followed by a strong up-tick during the fourth quarter. Due to this seasonality, it is more meaningful to measure our results on a year over year basis rather than sequentially. All comparisons I’ll make today are on a year-over-year basis, Q104 against Q105.

Total revenue for the first quarter was $28.9 million dollars, up 38 percent over the prior year quarter.

Revenue growth for Q1 was driven by a 22% increase in paid lead referrals and a 16% increase in average revenue per lead.

I would like to remind you that we derive revenue from paid merchant leads, paid advertising leads, and advertising.

The value merchants associate with improvements in conversion to sale translates into enhanced value for us through higher revenue per lead. This quarter, average revenue per merchant lead grew 28% over the first quarter of last year.

Sponsor listing revenue represented 45% of our total revenue for the quarter. Sponsor lead revenue is generated when we send a lead to one of our partners such as Google, and we get a revenue share back from them for that referral.

Advertising revenue was approximately 6% of our total revenue.

Our Adjusted Net Income for the quarter was $4.4 million, or fully diluted Adjusted EPS of 14 cents per share. We define Adjusted Net Income as Net Income excluding stock based compensation and amortization of intangibles. Our Adjusted EBITDA for the quarter was $4.8 million. Going forward, we plan to provide financial results and guidance on an Adjusted Net Income, rather than an Adjusted EBITDA basis, as we believe this measure more accurately reflects our business.

GAAP Net income grew 72% over last year. For the quarter, GAAP net income was $3.9 million, or 12 cents per diluted share as compared to $2.2 million or 9 cents per diluted share reported in the first quarter of 2004.

Weighted average shares outstanding for the first quarter for calculating fully diluted EPS were 31.6 million.

Now let’s briefly provide some insights on our spending:

Cost of revenue in the first quarter was $1.5 million compared to $1.1 million in the prior year. The increase was primarily due to increases in traffic as well as the number of SKUs on our site.

R&D expense in the quarter was $3.1 million versus $2.5 million in the first quarter of last year. The 24 percent increase is due to our continued efforts to improve the experience shoppers have on our site as well as our investment to support the launch of Shopping.com in France.

Sales & Marketing expense in the first quarter was $16.7 million compared to $10.4M the prior year quarter. The increase was primarily attributable to a rise in our online marketing spend, which increased to $13.4 million from $8 million in the prior year. Part of this increase is attributable to the addition of Overture to our online marketing partners since Q104, which has increased the volume and efficiency of our overall marketing buys. We also continue to improve our ability to generate positive ROI on these marketing investments.

G&A expense in the quarter was $3.8 million vs. $2.4 million in the prior first quarter. The increase in G&A for the quarter was driven by investments in finance and legal resources to build a public company infrastructure.

Stock-based compensation in the quarter was $400 thousand versus $2.0 million in Q1 of last year. The decrease is primarily attributable to the decrease in variable stock charges which is tied to price movements in our stock.

Lastly, total cash and cash equivalents were $143 million at the close of the quarter, or $4.83 cash per basic share, and we have no debt.

Now, I’ll turn the call back to Dan.

Dan Ciporin (Chief Executive Officer)

Thanks, Greg.

As we look ahead to Q2 and beyond, we are confident in our ability to execute and deliver on our growth initiatives and excited about the large market opportunity in front of us. You should expect us to continue to expand into new categories, to continue to add new geographies and to continue to optimize our site for both an improved shopping experience and continued increases in conversion to sale for our merchants.

Moving to our outlook, we currently expect revenue to range between $28.0 million and $29.0 million and Adjusted Net Income to range from $2.3 million to $2.8 million. This translates to adjusted EPS between $0.07 and $0.9. These expectations reflect the typical seasonality for our business as well as our ongoing investment in international and category expansion. We maintain our full year 2005 guidance for revenues in the range of $125 million to $132 million and Adjusted EBITDA in the range of $24 million to $26 million which corresponds to 2005 Adjusted Net Income in the range of $22 million to $24 million, or $0.66 to $0.72 on a diluted share basis.

As we announced earlier this month, I will be stepping away from my role as CEO and maintaining my role at the company as Chairman on June first. On that date, Lorrie Norrington will join the company as president and

CEO. I am very proud of our many accomplishments during my tenure as CEO over the past six and a half years but particularly our ability to attract a world-class executive like Lorrie to lead Shopping.com to its next phase of growth.

Lorrie has been a member of our board of directors since June 2004. Most recently, she served as an executive vice president in Intuit’s Office of the CEO and oversaw tremendous growth for its QuickBooks and small business groups. Prior to joining Intuit, she served in a variety of positions at General Electric for almost 20 years, including most recently as president and chief executive officer of GE FANUC Automation, a global manufacturing automation solutions business. She is a focused, accomplished leader with a strong track record of scaling growth businesses.

I believe that this transition will expand the resources of the company while maintaining continuity among our senior management team. Lorrie, who already has strong working relationships with Greg, Iggy and the senior team, will manage the business day-to-day and I will focus primarily on a variety of strategic planning initiatives working closely with Lorrie and the Board of Directors.

Before we take your questions, I have asked Lorrie to join us today and say a few words from our London office where she is getting to know the team and our international operations. Lorrie?

Lorrie Norrington (Future Chief Executive Officer and President)

Thanks, Dan.

I could not be more excited about joining the Shopping.com team as CEO. Shopping.com is emerging as a global ecommerce destination with strong business momentum, ongoing revenue and profit growth, and continuing category and international expansion.

It’s a great honor to join the company at a time when we look to capitalize, and expand on our growth opportunity in ecommerce and I look forward to meeting with the investment community in the months ahead.

Dan Ciporin (Chief Executive Officer)

Thanks Lorrie. I’d like to take a moment to thank all of our employees for doing a terrific job this past quarter, and I thank you for your attention today. Iggy Fanlo, who was recently promoted to the position of President of Worldwide Field Operations, has joined us for Q&A, so now we’ll be happy to take your questions.

Shopping.com Ltd.

Reconciliation of Net income (loss) Attributable to Ordinary Shareholders to Adjusted Net Income and Adjusted EBITDA

(amounts in thousands)

	For the Three Months Ended
	March 31, 2004	March 31, 2005
Net income (loss) attributable to ordinary shareholders	$2,245	$3,862

Adjustments:
Stock-based compensation	2,012	398
Amortization of intangible assets	176	176

Adjusted Net Income	$4,433	$4,436

Restructuring and other nonrecurring charges	319	—
Depreciation and amortization	496	920
Interest and other (income) expense, net	(168)	(607)
Provision for income taxes	6	47

Adjusted EBITDA	$5,086	$4,796

Adjusted Net Income is defined as GAAP net income excluding stock-based compensation and amortization of intangibles

Adjusted EBITDA is defined as GAAP net income plus deemed dividend, interest expense, provision for income taxes, depreciation, amortization, stock based compensation, and restructuring and other charges, and less interest and other income (expense), net.